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                               LAND O'LAKES, INC.
                                  NEWS RELEASE

For more information contact:
         Lydia Botham      651-481-2123
         David Karpinski   651-481-2360



                 LAND O'LAKES NAMES NEW CHIEF EXECUTIVE OFFICER

August 3, 2005 (Arden Hills, Minn.) ... Land O'Lakes, Inc. today announced that its board of directors has named Chris Policinski the company's President and Chief Executive Officer (CEO) effective October 1, 2005. Policinski will replace Jack Gherty, who is retiring after 35 years with Land O'Lakes, the last 16 as President and CEO.

Policinski, currently Land O'Lakes Executive Vice President and Chief Operating Officer for Dairy Foods, has held various leadership positions with the company since joining the national food and agricultural cooperative in 1997. He has more than 25 years of management experience and previously held leadership positions with General Foods, Kraft Foods, Bristol Meyers Squib and The Pillsbury Company.

"The Board of Directors is very pleased to have chosen Chris Policinski to lead Land O'Lakes," said Pete Kappelman, Land O'Lakes Chairman of the Board. "Chris has demonstrated his ability to implement strategic plans, drive performance and develop people and leaders within the company. He also understands the unique role of cooperatives and is committed to positioning Land O'Lakes to enhance member-owner value."

"I would like to thank the board for its trust and confidence and for this significant opportunity," Policinski said. "I look forward to continuing to work with the board, members, our management team and employees as we shape the Land O'Lakes of the future."

Policinski has a Master of Business Administration degree from New York University and a Bachelors of Business Administration (Finance) from the University of Notre Dame. He is a member of the Board of Directors of the National Milk Producers Federation; serves on the President's Council of the Grocery Manufacturers of America; and is chairman of the non-profit, charitable organization Prosperity Worldwide.

Gherty and Policinski will work together to complete the leadership transition by October 1.

Land O'Lakes, Inc. (www.landolakesinc.com) is a national farmer-owned food and agricultural cooperative with annual sales of more than $7 billion. Land O'Lakes does business in all fifty states and more than fifty countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services.